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                                                                      EXHIBIT 99

               CIB MARINE BANCSHARES, INC. NAMES STANLEY CALDERON

                                PRESIDENT AND CEO


PEWAUKEE, Wisconsin, April 12, 2004 - CIB Marine Bancshares, Inc. announced today that its Board of Directors has named Stanley J. Calderon to the position of President and Chief Executive Officer of the multi-bank holding company.

         Mr. Calderon, age 58, has more than 30 years of banking industry experience, much of it spent in executive positions with the Bank One organization. Most recently, he served as Executive Vice President and Manager of Middle Market Banking for Bank One's Midwest Region, which includes Illinois, Wisconsin and Indiana. In that role, Mr. Calderon was responsible for a middle market line of business with approximately $18 billion in loan commitments. Prior to the merger of Bank One and First Chicago/NBD, he served as Chairman and CEO of Bank One, Chicago. From 1991 to 1993, Mr. Calderon was Executive Vice President of Bank One, Texas, where he oversaw as many as 24 community banks. He began his banking career in 1971 at Purdue National Bank of Lafayette, Indiana, which subsequently became Bank One, Lafayette, and served as President and CEO of that organization from 1985-1991.

         Among his community activities, Mr. Calderon is a member of the Dean's Advisory Council at Purdue University's Krannert School of Management. He also is a trustee of Roosevelt University and Providence St. Mel school, and a director of the Chicago Historical Society. Mr. Calderon is a graduate of the Krannert School of Management at Purdue University and attended Naval Officers Candidate School.

         In announcing the new appointment, the CIB Marine Board of Directors stated, "Stan Calderon is eminently qualified to lead our Company as President and Chief Executive Officer. He has a demonstrated track record with one of the country's most prominent banking institutions and is highly respected for his commitment to credit quality, customer service and sound management. We are pleased to welcome him and look forward to his contributions to CIB Marine."

         Mr. Calderon noted, "I am excited and energized by the opportunity at CIB Marine. The Board of Directors and entire organization are committed to resolving recent credit quality issues


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and to moving forward as a strong, vital institution. CIB Marine's banking subsidiaries play an integral part in serving the needs of their customers and communities, and I am confident that they will do so for many years to come."

         As President and CEO, Mr. Calderon succeeds J. Michael Straka, who announced his retirement from those positions in February 2004.

         CIB Marine Bancshares, Inc. is a multi-bank holding company that currently operates approximately 58 banking offices in Arizona, Illinois, Indiana, Florida, Nebraska, Nevada and Wisconsin.